Exhibit (e)(2)

Confidentiality and Non-Disclosure Agreement

The purpose of this Confidentiality and Non-Disclosure Agreement, dated as of August 17, 2006 (this “Agreement”), is to set forth the mutual understanding of the parties hereto with respect to certain information and materials relating to Laureate Education, Inc., a Maryland corporation (together with its subsidiaries and affiliates, the “Company”), that may be furnished or made available to Sterling Capital Partners II, a Delaware partnership (“Sterling”), by the Company in connection with discussions between Sterling and the Company regarding a possible business transaction involving the Company (the “Transaction”).

1.                                       (a)                                  As a condition to the furnishing by the Company of the Confidential Information (as defined below), Sterling agrees (i) that the Confidential Information will be used by Sterling or its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financing sources, financial advisors and any representatives of such advisors) (collectively, the “Representatives”) solely for the purpose of evaluating and consulting on the Transaction, and (ii) that Sterling and its Representatives will keep such Confidential Information strictly in confidence and will not disclose the Confidential Information to any person or entity, except as otherwise provided herein. Each Sterling Representative to whom such Confidential Information is disclosed must have (i) a need to be provided access to such Confidential Information for the purpose of evaluating the Transaction , (ii) been informed of the confidential nature of the Confidential Information, (iii) agreed to use the Confidential Information solely for the purpose of evaluating or consulting on the Transaction, (iv) agreed not to disclose such Confidential Information, which agreement shall expressly provide that the Company is a third party beneficiary thereof, and (v) been informed by Sterling that the Confidential Information is not available to the general public. In no event may Confidential Information be disclosed to any Sterling Representative who is an officer of an operating company in Sterling’s portfolio in the education industry (each a “Sterling Education Portfolio Company”). For purposes of this Agreement, Doug Becker and Chris Hoehn-Sarie will not be Representatives.

(b)                                 For purposes of this Agreement, the term “Confidential Information” shall include all technical, financial, business, marketing and other information of the Company disclosed by the Company to Sterling or its Representatives on or after the date of this Agreement, in any form or medium, whether or not designated orally, visually or in writing as confidential (or like designation) at the time of disclosure, that derives economic value, actual or potential, from not being known to the general public, including, without limitation, all data, reports, interpretations,, forecasts, projections, budgets, records, formulas, patterns, client project reports, compilations, programs, course materials, compositions, devices, methods, techniques, drawings, processes, computer programs, algorithms, inventions, designs, financial data, financial plans, product plans, lists or information concerning actual or potential customers, information regarding business plans and operations, methods and plans of operation, marketing strategies, sales and distribution plans or strategies, cost information, pricing strategies and other information concerning or relating to the Company or its projects furnished by or on behalf of the Company in connection with the evaluation of the Transaction; provided, however, that Confidential Information shall not include information that (i) was or becomes generally available to the public other than as a result of a disclosure by Sterling or its Representatives in violation of this Agreement, (ii) was or becomes available to Sterling on a non-confidential basis from a source other than the Company or its Representatives, (iii) was within Sterling’s possession or that of its Representatives prior to its being furnished to Sterling by or on behalf of the Company hereunder, or (iv) is independently acquired or developed by Sterling or its Representatives without violating any obligations under this Agreement. The foregoing obligations and restrictions shall also apply to the extent disclosure is legally compelled, subject to the provisions of subsection (d) below.

(c)                                  In the event that this Agreement is terminated by either the Company or Sterling, (i) each of the covenants and agreements contained in this Agreement, and each of the rights granted hereunder, shall survive such termination for a period of two years from the date hereof, unless otherwise provided herein, and (ii) Sterling or its Representatives will each, to the extent permitted by applicable law and regulation, within 10 days after written request from the Company, destroy or return to the Company all Confidential Information furnished to Sterling or its Representatives by or on behalf of the Company. Sterling will also keep confidential or destroy all written material, memoranda, notes, copies, excerpts and other writings or recordings whatsoever prepared by Sterling or its Representatives to the extent based upon, containing or otherwise reflecting any Confidential Information; provided, however, that Sterling or its Representatives shall be permitted to retain one archival copy of the Confidential Information for record purposes only. Any destruction of materials shall, upon written request of the Company, be verified by Sterling to the Company in writing.

(d)                                 In the event that Sterling or any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Confidential Information, Sterling or its Representatives, as applicable, will, where permitted under applicable law, rule or regulation, if practicable, provide the Company with prompt notice of any such request or requirement so that the Company may, at its sole cost, seek an appropriate protective order. If, failing the entry of a protective order, Sterling or its Representatives are required to disclose Confidential Information, Sterling or its Representatives may disclose without liability hereunder that portion of the Confidential Information which Sterling believes in good faith it is required to disclose. Sterling will not oppose any reasonable action by the Company to obtain, and will reasonably cooperate with the Company in obtaining, at the Company’s sole cost, an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

2.                                       Sterling and its Representatives agree not to use the Confidential Information for any purpose whatsoever except for purposes directly related to evaluation of or consulting on the Transaction. Sterling and its Representatives agree that they shall protect the confidentiality of, and take reasonable steps to prevent disclosure or unauthorized use of, the Confidential Information in order to prevent it from falling into the public domain or the possession of persons not legally bound to maintain its confidentiality. Sterling will promptly advise the Company in writing of any misappropriation or misuse by any person of such Confidential Information and provide assistance to the Company in any lawsuit related thereto. Sterling acknowledges that the obligations hereunder survive in accordance with the terms hereof, notwithstanding the termination of this Agreement.

3.                                       No copies of any Confidential Information may be made except to implement the purposes of this Agreement or as permitted by the Company. Any materials, documents, notes, memoranda, drawings, sketches and other tangible items containing, consisting of or relating to the Confidential Information which are furnished in connection with this Agreement, or are in Sterling or its Representatives’ possession, and all copies thereof, remain the property of the Company and shall be promptly returned to the Company or destroyed as provided herein. Nothing contained in this Agreement shall be construed as granting any rights, by license or otherwise, in any Confidential Information.

4.                                       For a period of two years following the termination of this Agreement, without the prior written consent of the Company, Sterling and its Representatives agree not to solicit for employment or hire any of the current employees of the Company (with the exception of Doug Becker) who are directly or indirectly introduced or otherwise have contact with Sterling or its Representatives as a result of the evaluation of or consulting on the Transaction for so long as they are employed by the Company. Notwithstanding the foregoing, neither Sterling nor its affiliates, including, but not limited to, any Sterling Education Portfolio Company, shall be precluded from placing an advertisement for employment placed through general communications or media channels, or hiring any such employee who responds to either such an employment advertisement or a solicitation made by an employment agency or corporate recruiter and not targeted to employees of the Company.

5.                                       Sterling hereby acknowledges that it is aware, and that it will advise its Representatives, that the securities laws of the United States prohibit any person who is aware of material non-public information concerning the Company or a possible Transaction involving the Company from purchasing or selling the Company’s securities or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

6.                                       During the Standstill Period (as defined below), without the prior written consent of the Company, Sterling agrees that it shall not agree, or advise, assist, encourage, provide information or provide financing to others, to, individually or collectively, directly or indirectly:

(a)                                  acquire or offer to acquire or agree to acquire from any individual, partnership, limited partnership, limited liability company, firm, joint venture, association, joint-stock company, corporation, trust, business trust, unincorporated organization or other entity or government or any department or agency thereof (each, a “Person”), directly or indirectly, by purchase or merger, through the acquisition of control of another Person, by joining a partnership, limited partnership or other “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or otherwise, beneficial ownership of any equity securities of the Company, or direct or indirect rights (including convertible securities) or options to acquire such beneficial ownership (or otherwise act in concert with respect to any such securities, rights or options with any Person that so acquires, offers to acquire or agrees to acquire); or

(b)                                 make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote (as such terms are used in the Regulation 14A promulgated under the Exchange Act), become a “participant” in any “election contest” (as such terms are defined in

Rule 14a-11 promulgated under the Exchange Act) or initiate, propose or otherwise solicit stockholders of the Company for the approval of any stockholder proposals, in each case with respect to the Company; or

(c)                                  except for the purpose of entering into a consensual transaction with the Company, form, join, in any way participate in, or encourage the formation of, a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company; or

(d)                                 except for the purpose of entering into a consensual transaction with the Company, deposit any securities of the Company into a voting trust, or subject any securities of the Company to any agreement or arrangement with respect to the voting of such securities, or other agreement or arrangement having similar effect; or

(e)                                  alone or in concert with others, seek, or encourage or support any effort, to influence or control the management, Board of Directors, business, policies, affairs or actions of the Company; or

(f)                                    disclose any intention, plan or arrangement inconsistent with the foregoing.

As used in this Agreement, the term “Standstill Period” shall mean that period commencing on the date of execution of this Agreement and expiring on the first anniversary hereof.

7.                                       It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement and that the non-breaching party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement and shall be in addition to all other remedies available at law or equity to the non-breaching party.

8.                                       This Agreement does not represent, and in no way implies:  (i) a partnership, joint venture or other commercial relationship with the Company; (ii) an authorization for either party to act as the agent or representative of the other; or (iii) an agreement or commitment by either party to purchase, acquire, develop, or use the products or services of the other party.

9.                                       Sterling and its Representatives acknowledge that the Company makes no representation or warranty as to the accuracy or completeness of the Confidential Information.

10.                                 Except as otherwise permitted in this Agreement, except as required by applicable law (or, in the case of the Company, the rules of the NASDAQ Stock Market or its fiduciary duties under Maryland law) and except as expressly permitted  by a definitive agreement, if any, entered into by Sterling with respect to a Transaction, neither Sterling nor its Representatives, on the one hand, nor the Company nor its Representatives, on the other hand, will disclose to any person other than their respective Representatives the fact that the Confidential Information has been made available to Sterling or its Representatives or that Sterling or its Representatives have inspected any portion of the Confidential Information. Except with the prior written consent of the Company, on the one hand, and the prior written consent of Sterling, on the other hand, and except as expressly permitted by a definitive agreement, if any, entered into by Sterling with respect to a Transaction, neither Sterling nor its Representatives, nor the Company nor its Representatives, respectively, will disclose the fact that any discussions or negotiations are taking place concerning a possible Transaction, including the status of them.

11.                                 Nothing contained herein shall be deemed to constitute an agreement by, or a binding commitment of, the Company to furnish any Confidential Information, in whole or in part, whether or not such refusal is due to regulatory or legal restriction or otherwise.

12.                                 This Agreement shall be construed under the laws of the State of Maryland, and any and all disputes arising out of or in connection with the execution, interpretation, performance or non-performance of this Agreement shall be exclusively brought in the state or federal courts located in Baltimore, Maryland and the parties expressly consent to the exercise of jurisdiction over them for such purpose.

13.                                 This Agreement shall inure to the benefit of the Company and its successors and assigns and shall be binding on each party and its successors and assigns.

14.                                 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LAUREATE EDUCATION, INC.		STERLING CAPITAL PARTNERS II, LP

By:	/s/ Robert W. Zentz	By:	/s/ Tom D. Wippman
Name:	Robert W. Zentz	Name:	Tom D. Wippman
Title:	Sr. V.P./General Counsel	Title:	Principal and General Counsel